Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Reverse Stock Split Effective Today

SAN DIEGO (November 19, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced that its previously disclosed 1-for-6 reverse stock split has become effective, and will be reflected in the share price beginning today.

The reverse stock split applies to all of Ligand’s outstanding common stock, reducing current outstanding shares (excluding treasury shares) from approximately 117.7 million to approximately 19.6 million. Shareholders will receive cash in lieu of fractional shares. In connection with the reverse split, Ligand also proportionately reduced the number of its authorized shares of common stock from 200.0 million to approximately 33.3 million shares.

Ligand’s common stock will trade under the symbol “LGNDD” for a period of 20 trading days as a result of the reverse stock split. Ligand’s common stock will also trade under a new CUSIP number.

Ligand’s shareholders of record will receive a letter of transmittal and instructions from Ligand’s transfer agent, BNY Mellon Shareowner Services, regarding the procedures for submitting their stock certificates in connection with the reverse stock split. Shareholders are encouraged to surrender their stock certificates in connection with the reverse stock split. Those shareholders holding Ligand common stock in “street name” will receive instructions from their broker if they need to take any action in connection with the reverse stock split.

About Ligand Pharmaceuticals

Ligand discovers and develops novel drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, tissue-specific receptor ligand interactions and gene-expression tools. Among our peers, we believe Ligand has assembled one of the largest portfolios of assets including commercial therapies developed in partnership with pharmaceutical companies. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Roche, Bristol-Myers Squibb and AstraZeneca, and more than 30 programs in various stages of development.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties, including with respect to the reverse stock split, and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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